Exhibit 99.9

FORWARD PURCHASE & SALE AGREEMENT

THIS AGREEMENT is made as of July 9, 2014.

BETWEEN:

OBERON CAPITAL CORPORATION

(the “Seller”)

– and –

PAN ATLANTIC BANK & TRUST LIMITED

(the “Buyer”)

RECITALS:

1.	The Seller is the legal and beneficial owner of 200,000 Shares of Seabridge Gold Inc. (the “Issuer”).

2.	The Buyer wishes to purchase all of the Seller’s Shares pursuant to exemptions from the prospectus requirements contained in National Instrument 45-106 of the CSA (“NI 45-106”).

IN CONSIDERATION of the premises and the mutual agreements in this Agreement, and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties (as hereinafter defined) agree as follows.

ARTICLE I

INTERPRETATION

1.1	Definitions

In this Agreement, the terms herein shall have the following meanings:

“Agreement” means this share purchase agreement and all attached schedules, in each case as the same may be supplemented, amended, restated or replaced from time to time;

“Closing” means the completion of the sale to, and purchase by the Buyer of, the Shares pursuant to this Agreement;

“Closing Date” means July 22nd, 2014 such other day as the Parties agree in writing as the date that the Closing shall take place and, in any event, no later than July 29, 2014.

“CSA” means the Canadian Securities Administrators;

“Encumbrance” means any encumbrance of any kind whatsoever (registered or unregistered) and includes a security interest, mortgage, lien, hypothec, pledge, hypothecation, assignment, charge, security under section 426 or section 427 of the Bank Act (Canada), trust or deemed trust (whether contractual, statutory or otherwise arising), a voting trust or pooling agreement with respect to securities, any adverse claim or any other right, option or claim of others of any kind whatsoever affecting the Shares, any covenant or other agreement, restriction or limitation on the transfer of the Shares, a deposit by way of security and any rights or privileges capable of becoming any of the foregoing;

“Issuer” means Seabridge Gold Inc.;

“Parties” means the Buyer and the Seller, and “Party” means either one of them;

“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a governmental authority, and the executors, administrators or other legal representatives of an individual in such capacity;

“Purchase Price” means the total purchase price of the Shares to be paid by the Buyer to the Seller for the Shares as set out in Section 2.2 of this Agreement;

“Shares” means the 200,000 Shares owned by the Seller, and “Share” means any one of such Shares owned by the Seller; and

“Tax Act” means the Income Tax Act (Canada).

ARTICLE II

PURCHASE AND SALE OF SHARES

2.1	Purchase and Sale of Shares – The Buyer agrees to purchase the Shares from the Seller and the Seller agrees to sell and transfer the Shares to the Buyer on the terms and conditions contained in this Agreement.

2.2	Purchase Price – The Purchase Price shall be $1,714,280 representing a price of $8.5714 per Share.

2.3	Payment of Purchase Price – Upon execution of this Agreement, settlement of the transaction contemplated hereby shall be by way of Delivery Against Payment electronically via the Canadian Depository for Securities (“CDS”).

Confirmation of the manner of settlement shall be indicated on Schedule A attached hereto. The Buyer hereby authorizes and directs the registration and delivery of the Shares in accordance with the instructions set out in Schedule A.

2.4	Extension of Closing – In the event that the Closing has not occurred on or before July 22nd, 2014, the Parties will work together to effect Closing on or before July 29th, 2014.

2.5	Termination – Notwithstanding the foregoing, the Buyer may, at its sole option, terminate this Agreement and its obligations hereunder in the event the Closing has not occurred on or before 22nd July, 2014.

ARTICLE III

REPRESENTATIONS WARRANTIES AND COVENANTS

3.1	Representations and Warranties of the Seller – The Seller represents, warrants and covenants to the Buyer that:

(a)	it is, and will be immediately prior to Closing on the Closing Date, the sole legal and beneficial owner of the Shares;

(b)	at the time of Closing on the Closing Date, the Seller shall have the full right and authority to transfer the Shares to the Buyer. The Seller shall transfer all of the Seller’s right, title and interest in and to the Shares to the Buyer and upon such transfer, the Buyer will have full and sole ownership thereof;

(c)	The Shares are not subject to any Encumbrance other than the resale restriction provided for pursuant to Section 2.5 of National Instrument 45-102 of the CSA;
(d)	the Seller has all the necessary corporate and/or other power and authority as is required by all laws applicable to it to enable it to enter into, execute and deliver this Agreement and to observe and perform all of the terms, conditions and provisions of this Agreement which are required to be observed and performed by it; and

(e)	the Seller is not a “non-resident” of Canada within the meaning of the Tax Act.
3.2	Representations and Warranties of the Buyer – The Buyer represents and warrants to the Seller that the Buyer is (1) purchasing the Shares as principal, (2) an Accredited Investor as defined in NI 45-106, or that the aggregate acquisition cost of the Shares is not less than $150,000 and it was not created or used solely to purchase or hold securities in reliance on the prospectus exemption set out in Section 2.10 of NI 45-106, (3) not at ‘non-arm’s length to the Issuer as defined in the Tax Act, and (4) not, prior to the acquisition of the Shares, a control person, as defined in the Tax Act, of the Issuer.

3.3	Indemnification - Each Party (the “Indemnifying Party”) agrees to indemnify the other Party (the “Indemnified Party”), and to hold Indemnified Party harmless against, any and all claims, actions, causes of actions, liabilities, losses, damages, costs, charges and expenses (including any reasonable legal fees) suffered or incurred by the Indemnified Party in connection with its reliance upon the forgoing representations and warranties of the Indemnifying Party, in the event that any such representation and warranty should prove to be inaccurate or untrue in any material respect.

ARTICLE IV

GENERAL

4.1	Applicable Law – This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.2	Currency – Unless specified otherwise, all statements of or references to dollar amounts in this Agreement are to Canadian dollars.

4.3	Counterparts and Facsimile – This Agreement may be executed and delivered by facsimile transmission or scanned PDF file format in any number of counterparts. Each executed counterpart shall be deemed to be an original. All executed counterparts taken together shall constitute one agreement.

4.4	Survival – All representations, warranties and covenants contained in this Agreement shall survive the Closing of the transaction contemplated herein and, notwithstanding such Closing, shall continue in full force and effect following the Closing.

4.5	Entire Agreement and Waiver – This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements and understandings with respect to the subject matter hereof and may be modified only by a written instrument duly executed by each Party affected by any such modification. No misrepresentation and no breach of any covenant, agreement or warranty made herein will be deemed waived unless expressly waived in writing by the Party who might assert such breach, and no such waiver will constitute a waiver of any other provision hereof (whether or not similar) or a continuing waiver.

4.6	Time of Essence – Time shall be of the essence of this Agreement and every part hereof and no extension of this Agreement or any part hereof shall operate as a waiver of this provision.

4.7	Further Assurances – From time to time after the date hereof, upon reasonable notice and without further consideration, each Party will execute, acknowledge and deliver all such other documents and will take all such other action as may be necessary or appropriate, in the reasonable judgment of the other Party, to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

IN WITNESS WHEREOF this Agreement has been executed by all of the parties hereto effective as of the date first set out above.

OBERON CAPITAL CORPORATION

Per:	/s/ David LeClaire
Name:	David LeClaire
Title:	President

PAN ATLANTIC BANK & TRUST LIMITED

Per:	/s/ Robert J. Bourque
Name:	Robert J. Bourque
Title:	Managing Director